CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Super Group (SGHC) Limited St. Peter Port, Guernsey We hereby consent to the incorporation by reference in the Registration Statement on Form S- 8 (No. 333-266396) of Super Group (SGHC) Limited of our reports dated April 27, 2023, relating to the consolidated financial statements, and the effectiveness of Super Group (SGHC) Limited’s internal control over financial reporting, which appear in this Annual Report on Form 20-F. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022. /s/ BDO LLP BDO LLP London, United Kingdom April 27, 2023